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                                                                    EXHIBIT 99.1



                                  NEWS RELEASE


FROM:    The Marcus Group, Inc.              CONTACT:  Ilene D. Manahan
         500 Plaza Drive                               (201) 902-9000
         Secaucus, NJ 07096-3309
                                                       John Burke
                                                       (212) 688-8629

FOR:     Trump Hotels & Casino Resorts, Inc.


FOR IMMEDIATE RELEASE:  June 25, 1996


               TRUMP HOTELS & CASINO RESORTS (NYSE:DJT) ANNOUNCES
              PROPOSED ACQUISITION OF TRUMP'S CASTLE HOTEL & CASINO

         ATLANTIC CITY, NJ -- Trump Hotels & Casino Resorts, Inc. (THCR) (NYSE:DJT) and Donald J. Trump, chairman of the board of THCR, announced today that they have entered into an agreement under which Trump Hotels & Casino Resorts Holdings, L.P. (THCR-LP), a subsidiary of THCR, will acquire the 100% equity interest in Trump's Castle owned by Donald J. Trump for equity interests in THCR-LP exchangeable into 5,837,700 shares of THCR common stock and approximately $885,000 in cash. The number of shares issuable in the transaction will be subject to adjustment downward if the average of the THCR closing stock prices for the 20 trading day period ending three trading days prior to the closing exceeds $38 per share. The number of shares issuable will not otherwise be adjustable.
         Assuming a THCR stock price of $30 per share, the transaction values Trump's Castle, including the approximately $314 million of assumed Trump's Castle debt not currently owned by THCR-LP, at approximately $525 million. THCR-LP recently acquired $59.3 million of the Increasing Rate Subordinated Pay-In-Kind Notes due 2005 of Trump's Castle Funding Inc. (representing 90% of the total issue) for approximately $38.7 million, subject to certain rights in favor of Mr. Trump to repurchase such notes in the event THCR does not acquire Trump's Castle.
         The transaction is expected to close on or about September 30, 1996. The closing will be subject to satisfaction of a number of conditions, including the affirmative vote of a majority of the outstanding shares of THCR common stock (excluding shares held by Mr. Trump and other THCR officers and directors) and the receipt of various third party approvals and consents.
         The agreement was unanimously approved by a committee consisting of THCR's independent directors. The committee received an opinion from Salomon Brothers Inc, its financial advisor, that, as of its date, the consideration to be paid in the transaction is fair, from a financial point of view, to THCR.